EXHIBIT 99.2

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING THE SALE OF NON-OPERATED EAGLE FORD ASSETS
DENVER, CO March 13, 2017 - SM Energy Company (NYSE: SM) announced today that it closed the previously announced sale of its third party operated assets in the Eagle Ford, including ownership interest in midstream assets, for $800.0 million gross or $754.0 million net cash proceeds adjusted for post-effective date revenue and expenses, before final customary purchase price adjustments. The buyer is Venado EF L.P., an affiliate of KKR, and the effective date of the transaction is November 1, 2016. Fourth quarter 2016 production associated with these assets was 24,250 Boe per day (33% oil). The Company plans to apply proceeds from this divestiture towards its 2017 capital program, general debt reduction and general corporate purposes.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, planned use of proceeds. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2016 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.SM-Energy.com.
INVESTOR CONTACT:
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507